Exhibit 99.1

GENESCO INC. PROVIDES COVID-19-RELATED BUSINESS UPDATE
--North American Stores Will Temporarily Close Through March 28, 2020--

NASHVILLE, Tenn., March 18, 2020 --- Genesco Inc. (NYSE: GCO) today provided a business update in response to the continued spread of COVID-19.

In consideration of the health and well-being of its employees, customers and communities, and in support of efforts to contain the spread of the virus, Genesco, after initially reducing store hours, will temporarily close its North American stores effective today, March 18, 2020 through March 28, 2020. At that time, the Company will evaluate the timing of reopening. The Company’s North American e-commerce operations remain open and ready to serve customers at www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca.

Due to the heightened uncertainty relating to the potential impact of COVID-19 on Genesco’s business operations, including its duration and effect on overall customer demand, the Company is withdrawing its guidance issued on March 12, 2020. Genesco is not providing updated guidance at this time.

Mimi E. Vaughn, Genesco’s President and Chief Executive Officer, said, “The safety and well-being of our employees, customers and communities are our top priorities. Over the past few years, we have made strategic investments in our e-commerce operations and IT infrastructure establishing dynamic online businesses that will allow our customers to continue to shop and stay connected with our retail brands through social media during these unprecedented times.”

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including risks related to public health and safety events, including for example, the COVID-19 coronavirus outbreak which began in 2019; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; weakness in shopping mall traffic; risks related

Exhibit 99.1

to the potential for terrorist events; changes in buying patterns by significant wholesale customers; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to open additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com